Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Sara Garland
	Senior Vice President, Finance & Investor Relations	Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2025 RESULTS AND ANNOUNCES 2026 GUIDANCE
-- 2025 Full Year GAAP Diluted Loss Per Share of $(13.53); Adjusted Diluted Earnings Per Share of $2.08 --
-- 2026 Adjusted Diluted Earnings Per Share Guidance of Greater than $3.00 --
•Consolidated HBR of 94.3% in the fourth quarter of 2025, which includes a Commercial HBR of 95.4% that was 100 basis points higher than expectations driven by net out of period items.
•Medicaid HBR of 93.0% in the fourth quarter of 2025, reflecting continued progress and representing 40 basis points of sequential improvement compared to the third quarter.
•Fundamental fourth quarter 2025 trend was consistent with expectations in Medicaid and Medicare Advantage, and slightly favorable in Marketplace and Medicare PDP.
•Strong SG&A management throughout 2025 with an adjusted SG&A expense ratio of 7.4% for the full year.

ST. LOUIS, February 6, 2026 -- Centene Corporation (NYSE: CNC) (the Company) announced today its financial results for the fourth quarter and year ended December 31, 2025. In summary, the 2025 fourth quarter and full year results were as follows:

2025 Results
	Q4	Full Year
Total revenues (in millions)	$49,725	$194,777
Premium and service revenues (in millions)	$44,727	$174,581
Health benefits ratio	94.3%	91.9%
SG&A expense ratio	7.5%	7.4%
Adjusted SG&A expense ratio (1)	7.5%	7.4%
GAAP diluted loss per share	$(2.24)	$(13.53)
Adjusted diluted earnings (loss) per share (1)	$(1.19)	$2.08
Total cash flow provided by operations (in millions)	$437	$5,088

(1)
Represents a non-GAAP financial measure. A full reconciliation of the adjusted diluted earnings (loss) per share and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"We are pleased to end a challenging year carrying positive momentum from the extensive and decisive actions taken in the back half of 2025 with the goal of restoring Marketplace profitability and stabilizing the trajectory of our Medicaid business," said Chief Executive Officer of Centene, Sarah M. London. "As we look to 2026, we are positioned to deliver meaningful margin improvement and renewed adjusted diluted EPS growth. We expect full year 2026 adjusted diluted EPS to be greater than $3.00, marking important progress toward restoring the enterprise's embedded earnings power all while continuing to work to provide access to affordable, high-quality care for our members."

Other Events

•In December 2025, Centene signed a definitive agreement to divest the remaining Magellan Health businesses. As a result, the Company recorded non-cash impairment charges associated with the pending divestiture totaling $513 million, or $389 million after-tax.

Awards & Community Engagement

•In November, the Centene Foundation and five Centene subsidiaries – Buckeye Health Plan, Sunshine Health, Carolina Complete Health, Meridian Health Plan of Illinois, and Superior HealthPlan – announced a number of contributions to support food banks and community-based organizations addressing food insecurity following disruptions to the Supplemental Nutrition Assistance Program (SNAP) and the Special Supplemental Nutrition Program for Women, Infants, and Children (WIC).

•In November, Health Net, a Centene subsidiary, announced the renewal of its partnership with LA Family Housing to support initiatives aimed at increasing access to stable, affordable housing and to build infrastructure for whole-person health for individuals experiencing homelessness in parts of Los Angeles County.

•In October, Iowa Total Care, a Centene subsidiary, in partnership with Central Iowa Shelter & Services, announced the opening of a new Empowerment Command Center and Affordable Housing Project, aimed at providing essential services, including job training, health and wellness services, housing support, and more, to residents of Wapello County, Iowa.

•In October, Home State Health, a Centene subsidiary, launched a Foster Care Center of Excellence (FCCOE) in partnership with Jordan Valley Community Health Center in Missouri. The pediatric clinic provides comprehensive care – including behavioral and physical health, vision, and dental services – for children and youth. Centene's FCCOEs are also operational in Texas, Washington, and Oklahoma.

Membership

The following table sets forth membership by line of business:

	December 31,
	2025	2024
Traditional Medicaid (1)	10,932,600	11,408,100
High Acuity Medicaid (2)	1,585,800	1,595,400
Total Medicaid	12,518,400	13,003,500
Marketplace	5,541,400	4,382,100
Individual and Commercial Group (3)	452,500	431,400
Total Commercial	5,993,900	4,813,500
Medicare (4)	1,002,600	1,110,900
Medicare Prescription Drug Plan (PDP)	8,118,600	6,925,700
Total at-risk membership	27,633,500	25,853,600
TRICARE eligibles	—	2,747,000
Total	27,633,500	28,600,600

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS) and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Commercial Group, Individual Coverage Health Reimbursement Arrangement (ICHRA) and Other Off-Exchange Individual.
(4)	Membership includes Medicare Advantage and Medicare Supplement.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Medicaid	$23,045	$20,825	11%	$90,238	$83,851	8%
Commercial	10,792	8,723	24%	42,003	33,702	25%
Medicare (1)	9,610	5,476	75%	37,210	23,032	62%
Other	1,280	1,272	1%	5,130	4,920	4%
Total premium and service revenues	$44,727	$36,296	23%	$174,581	$145,505	20%

(1)	Medicare includes Medicare Advantage, Medicare PDP and Medicare Supplement.

Statement of Operations: Three Months Ended December 31, 2025

•For the fourth quarter of 2025, premium and service revenues increased 23% to $44.7 billion from $36.3 billion in the comparable period of 2024. The increase was primarily driven by premium yield and membership growth in the PDP business, overall market growth in the Marketplace business, as well as rate increases and state-directed payments in the Medicaid business, partially offset by lower Medicaid membership.

•Health benefits ratio (HBR) of 94.3% for the fourth quarter of 2025 represents an increase from 89.6% in the comparable period in 2024. The increase was primarily driven by the impact of higher Marketplace morbidity in 2025 on medical costs and program changes in the PDP business as a result of the Inflation Reduction Act (IRA) compared to the fourth quarter of 2024. The Medicaid HBR decreased by 40 basis points, primarily driven by rate and revenue increases, partially offset by higher medical costs largely related to behavioral health and home health.

•The SG&A expense ratio was 7.5% for the fourth quarter of 2025, compared to 8.9% in the fourth quarter of 2024. The adjusted SG&A expense ratio was 7.5% for the fourth quarter of 2025, compared to 8.9% in the fourth quarter of 2024. The decreases were primarily driven by continued discipline, leveraging of expenses over higher revenues and growth in the PDP business, which operates at a meaningfully lower SG&A expense ratio as compared to the overall company. The decreases were partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio.

•The effective tax rate was 28.7% for the fourth quarter of 2025, compared to 19.2% in the fourth quarter of 2024. The effective tax rate for the fourth quarter of 2025 reflects the impact of the Magellan Health impairment and the release of state uncertain tax position liabilities resulting from statute of limitations expirations. For the fourth quarter of 2025, our effective tax rate on adjusted earnings was 32.1%, compared to 20.7% in the fourth quarter of 2024. The adjusted effective tax rate for the fourth quarter of 2025 reflects the release of state uncertain tax position liabilities resulting from statute of limitations expirations.

•In December 2025, Centene signed a definitive agreement to divest the remaining Magellan Health businesses. As a result, the Company recorded impairment charges associated with the pending divestiture totaling $513 million, or $389 million after-tax.

•GAAP diluted loss per share of $(2.24) for the fourth quarter of 2025.

•Adjusted diluted loss per share of $(1.19) for the fourth quarter of 2025.

•Cash flow provided by operations for the fourth quarter of 2025 was $437 million, primarily driven by the timing of pharmacy rebates, CMS and state remittances, as well as claims and other payments.

Statement of Operations: Year Ended December 31, 2025

•For the full year 2025, premium and service revenues increased 20% to $174.6 billion from $145.5 billion in the comparable period of 2024 primarily driven by premium yield and membership growth in the PDP business, overall market growth in the Marketplace business, and rate increases in the Medicaid business, partially offset by lower Medicaid membership and lower Marketplace estimated risk adjustment revenue. The full year 2024 benefited from outperformance in Marketplace risk adjustment for the 2023 benefit year.

•HBR of 91.9% for the full year 2025 represents an increase compared to 88.3% in 2024. The increase was primarily driven by lower Marketplace estimated risk adjustment revenue, increased Marketplace medical costs, program changes in the PDP business as a result of the IRA and higher medical costs in Medicaid driven primarily by behavioral health, home health and high-cost drugs, partially offset by Medicaid rate increases.

•The SG&A expense ratio was 7.4% for the full year 2025, compared to 8.5% for the full year 2024. The adjusted SG&A expense ratio was 7.4% for the full year 2025, compared to 8.5% for the full year 2024. The decreases were primarily driven by continued discipline, leveraging of expenses over higher revenues and growth in the PDP business, which operates at a meaningfully lower SG&A expense ratio as compared to the overall company. The decreases were partially offset by growth in the Marketplace business, which operates at a meaningfully higher SG&A expense ratio.

•As a result of market conditions in July 2025, including the One Big Beautiful Bill Act and the decline in the Company's stock price, we performed a quantitative impairment analysis during the third quarter to determine whether goodwill was impaired. In October 2025, we completed our quantitative goodwill impairment analysis and recorded a non-cash goodwill impairment of $6.7 billion in the third quarter of 2025.

•The effective tax rate was 0.8% for 2025, compared to 22.6% for 2024. The effective tax rate for 2025 reflects the non-deductible nature of the goodwill impairment and the release of state uncertain tax position liabilities resulting from statute of limitations expirations. The effective tax rate for 2024 reflects tax effects of the Circle Health Group (Circle Health) divestiture, settlements with tax authorities and valuation allowance releases. For the full year 2025, our effective tax rate on adjusted earnings was 20.4%, compared to 23.8% in 2024. The adjusted effective tax rate for 2025 reflects the release of state uncertain tax position liabilities resulting from statute of limitations expirations.

•GAAP diluted loss per share was $(13.53) for the full year 2025, driven by the goodwill impairment.

•Adjusted diluted earnings per share (EPS) of $2.08 for the full year 2025.

•Cash flow provided by operations for the full year 2025 was $5.1 billion, which was primarily driven by net earnings, improved pharmacy rebate timing and higher medical claims liabilities primarily driven by higher membership.

Balance Sheet

At December 31, 2025, the Company had cash, investments and restricted deposits of $38.8 billion and maintained $400 million of cash available for general corporate use. Medical claims liabilities totaled $20.5 billion. The Company's days in claims payable (DCP) was 46 days, a decrease of two days as compared to the third quarter of 2025, driven by the impact of state-directed payments and the elimination of the Medicare Advantage premium deficiency reserve. Total debt was $17.4 billion, which included no borrowings on the $4.0 billion Revolving Credit Facility at year end.

Outlook

Please refer to the Forward-Looking Statements, which should be reviewed in conjunction with the Company's 2026 outlook.

For its 2026 fiscal year, the Company's guidance is as follows.

	Full Year 2026
GAAP diluted EPS	> $1.98
Adjusted diluted EPS (1)	> $3.00

(1)	A full reconciliation of adjusted diluted EPS is shown in the Non-GAAP Financial Presentation section of this release.

	Full Year 2026
	Low	High
Total revenues (in billions)	$186.5	$190.5
Premium and service revenues (in billions)	$170.0	$174.0
HBR	90.9%	91.7%
SG&A expense ratio	7.1%	7.7%
Adjusted SG&A expense ratio (2)	7.1%	7.7%
Effective tax rate	27.0%	28.0%
Adjusted effective tax rate (3)	26.0%	27.0%
Diluted shares outstanding (in millions)	495.6	498.6

(2)	Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses of approximately $300 thousand.
(3)	Adjusted effective tax rate excludes income tax effects of adjustments of approximately $161 million to $164 million.
For additional guidance details, please see the 2026 Guidance Presentation referenced at Exhibit 99.2.

Conference Call

As previously announced, the Company will host a conference call Friday, February 6, 2026, at 9:00 a.m. ET to review the financial results for the fourth quarter and year ended December 31, 2025.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 2815529 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly following the completion of the call for the next 12 months or until 11:59 p.m. ET on Tuesday, February 9, 2027, at the aforementioned URL. In addition, a digital audio playback will be available until 9 a.m. ET on Friday, February 13, 2026, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 3210284.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The Company strongly encourages investors to review its consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP financial measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial measures that excludes amortization of acquired intangible assets, acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP net earnings (loss) attributable to Centene	$(1,101)	$283	$(6,674)	$3,305
Amortization of acquired intangible assets	169	173	685	692
Acquisition and divestiture related expenses	3	7	4	82
Other adjustments (1)	513	(20)	7,328	(117)
Income tax effects of adjustments (2)	(167)	(39)	(315)	(209)
Adjusted net earnings (loss)	$(583)	$404	$1,028	$3,753

(1) Other adjustments include the following pre-tax items:
2025:
(a) for the three months ended December 31, 2025: Magellan Health impairment of $513 million, exit costs related to the wind-down of certain contracts in the Other segment of $13 million, a favorable adjustment to the gain on sale of Magellan Rx of $12 million, and net gain on debt extinguishment of $1 million;

(b) for the twelve months ended December 31, 2025: goodwill impairment of $6,723 million, Magellan Health impairment of $513 million, intangible asset impairment related to the wind-down of certain contracts in the Other segment of $55 million, exit costs related to the wind-down of certain contracts in the Other segment of $22 million, a net loss on real estate transactions of $18 million, a favorable adjustment to the gain on sale of Magellan Rx of $2 million and net gain on debt extinguishment of $1 million.

2024:
(a) for the three months ended December 31, 2024: gain on the sale of Collaborative Health Systems (CHS) of $17 million and net gain on the sale of property of $3 million;

(b) for the twelve months ended December 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $83 million, net gain on the sale of property of $24 million, gain on the previously reported divestiture of Circle Health of $20 million, gain on the sale of CHS of $17 million, Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $14 million, severance costs due to a restructuring of $13 million, an additional loss on the divestiture of our Spanish and Central European businesses of $7 million and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $7 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and twelve months ended December 31, 2025, include a tax benefit of $4 million related to tax adjustments on previously reported divestitures and impacts of the One Big Beautiful Bill Act (OBBBA). The twelve months ended December 31, 2024 include a tax benefit of $1 million related to tax adjustments on previously reported divestitures.

	Three Months Ended December 31,		Year Ended December 31,		Annual Guidance December 31, 2026
	2025	2024	2025	2024
GAAP diluted earnings (loss) per share attributable to Centene	$(2.24)	$0.56	$(13.53)	$6.31	greater than $1.98
Amortization of acquired intangible assets	0.34	0.34	1.39	1.32	~$1.34
Acquisition and divestiture related expenses	0.01	0.01	0.01	0.16	~$—
Other adjustments (3)	1.04	(0.04)	14.86	(0.22)	~$0.01
Income tax effects of adjustments (4)	(0.34)	(0.07)	(0.64)	(0.40)	~$(0.33)
Effect of basic to diluted shares (5)	—	—	(0.01)	—	~$—
Adjusted diluted earnings (loss) per share	$(1.19)	$0.80	$2.08	$7.17	greater than $3.00

(3) Other adjustments include the following pre-tax items:
2026:
(a) for the twelve months ended December 31, 2026, an estimated: $0.01 per share ($0.01 after-tax) net loss on debt extinguishment.

2025:
(a) for the three months ended December 31, 2025: Magellan Health impairment of $1.04 per share ($0.79 after-tax), exit costs related to the wind-down of certain contracts in the Other segment of $0.03 per share ($0.02 after-tax), and a favorable adjustment to the gain on sale of Magellan Rx of $0.03 per share ($0.02 after-tax);

(b) for the twelve months ended December 31, 2025: goodwill impairment of $13.63 per share ($13.62 after-tax), Magellan Health impairment of $1.04 per share ($0.79 after-tax), intangible asset impairment related to the wind-down of certain contracts in the Other segment of $0.11 per share ($0.08 after-tax), exit costs related to the wind-down of certain contracts in the Other segment of $0.04 per share ($0.03 after-tax), a net loss on real estate transactions of $0.04 per share ($0.03 after-tax).

2024:
(a) for the three months ended December 31, 2024: gain on the sale of CHS of $0.03 per share ($0.02 after-tax) and net gain on the sale of property of $0.01 per share ($0.01 after-tax);

(b) for the twelve months ended December 31, 2024: net gain on the previously reported divestiture of Magellan Specialty Health due to the achievement of contingent consideration and finalization of working capital adjustments of $0.16 per share ($0.12 after-tax), net gain on the sale of property of $0.04 per share ($0.03 after-tax), gain on the previously reported divestiture of Circle Health of $0.04 per share ($0.12 after-tax), gain on the sale of CHS of $0.03 per share ($0.02 after-tax), Health Net Federal Services asset impairment due to the 2024 final ruling on the TRICARE Managed Care Support Contract of $0.03 per share ($0.02 after-tax), severance costs due to a restructuring of $0.02 per share ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.01 per share ($0.01 after-tax) and gain on the previously reported divestiture of HealthSmart due to the finalization of working capital adjustments of $0.01 per share ($0.01 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. The three and twelve months ended December 31, 2025, include a tax benefit of $0.01 related to tax adjustments on previously reported divestitures and impacts of the OBBBA.

(5) Reflects the $0.00 and $0.01 impact of using 493,042 thousand and 494,502 thousand shares in the calculation of adjusted diluted EPS for the three and twelve months ended December 31, 2025, respectively. The additional 1,509 thousand and 1,386 thousand shares for the three and twelve months ended December 31, 2025, respectively, were excluded from the calculation of the GAAP net loss per share and related adjustments due to their anti-dilutive effect.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
GAAP selling, general and administrative expenses	$3,370	$3,231	$12,904	$12,400
Less:
Acquisition and divestiture related expenses	3	7	4	82
Restructuring costs	13	—	22	13
Real estate transaction costs	—	—	2	—
Adjusted selling, general and administrative expenses	$3,354	$3,224	$12,876	$12,305

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured individuals. Centene offers affordable and high-quality products to more than 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "predict," "intend," "seek," "target," "goal," "potential," "may," "will," "would," "could," "should," "can," "continue" and other similar words or expressions (and the negative thereof). Our 2026 full year guidance outlined in the section titled "Outlook" is a forward-looking statement. Centene Corporation and its subsidiaries (Centene, the Company, our or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our expected future operating or financial performance, changes in laws and regulations, market opportunity, expectations concerning pricing actions, competition, expected contract start dates and terms, expected activities in connection with completed and future acquisitions and dispositions, our investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical costs; rate cuts, insufficient rate changes or other payment reductions or delays by government payors affecting our government businesses; the effect of social, economic, and political conditions, geopolitical events and state and federal policies, including the amount and terms of state and federal funding for government-sponsored healthcare programs, including as a result of changes in U.S. presidential administrations or Congress; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder, including the timing and terms of renewal or modification of the enhanced advance premium tax credits or program integrity initiatives that could have the effect of reducing membership or profitability of our products; unanticipated increased healthcare costs, including due to changes in consumer and provider behaviors, inflation and tariffs; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that could impact revenue and future growth; competition, including for providers, broker distribution networks, contract reprocurements and organic growth; our ability to adequately anticipate demand and timely provide for operational resources to maintain service level requirements in compliance with the terms of our contracts and state and federal regulations; our ability to comply with the terms of our contracts and state and federal regulations and our ability to effectively oversee our third-party vendors to comply with the terms of their contracts with us and state and federal regulations; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third-party vendors; impairments to real estate, investments, goodwill and intangible assets; changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain skilled personnel; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; our ability to effectively and ethically use artificial intelligence and machine learning in compliance with applicable laws; changes in macroeconomic conditions, including inflation, interest rates and volatility in the financial markets; negative public perception of the Company and the managed care industry; uncertainty concerning government shutdowns, debt ceilings or funding; tax matters; disasters, climate-related incidents, acts of war or aggression or major epidemics; changes in expected contract start dates and terms; changes in provider, broker, vendor, state federal and other contracts and delays in the timing of regulatory approval of contracts, including due to protests and our ability to timely comply with any such changes to our contractual requirements or manage any unexpected delays in regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare or other customers); the difficulty of predicting the timing or outcome of legal or regulatory audits, investigations, proceedings or matters including, but not limited to, our ability to resolve claims and/or allegations on acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought; challenges to our contract awards; cyber-attacks or other data security incidents or our failure to comply with applicable privacy, data or security laws and regulations; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the terms of our contracts and the undertakings in connection with any regulatory, governmental, or third-party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; losses in our investment portfolio; restrictions and limitations in connection with our indebtedness; a downgrade of our corporate family rating, issuer rating or credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,888	$14,063
Premium and trade receivables	18,105	19,713
Short-term investments	2,432	2,622
Other current assets	1,945	1,601
Total current assets	40,370	37,999
Long-term investments	17,035	17,429
Restricted deposits	1,412	1,390
Property, software and equipment, net	2,037	2,067
Goodwill	10,835	17,558
Intangible assets, net	4,530	5,409
Other long-term assets	528	593
Total assets	$76,747	$82,445
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$20,544	$18,308
Accounts payable and accrued expenses	13,774	13,174
Return of premium payable	1,592	2,008
Unearned revenue	736	661
Current portion of long-term debt	50	110
Total current liabilities	36,696	34,261
Long-term debt	17,351	18,423
Deferred tax liability	833	684
Other long-term liabilities	1,811	2,567
Total liabilities	56,691	55,935
Commitments and contingencies
Redeemable noncontrolling interests	23	10
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 623,463 issued and 491,757 outstanding at December 31, 2025, and 620,195 issued and 495,907 outstanding at December 31, 2024	1	1
Additional paid-in capital	20,777	20,562
Accumulated other comprehensive (loss)	(58)	(504)
Retained earnings	8,674	15,348
Treasury stock, at cost (131,706 and 124,288 shares, respectively)	(9,441)	(8,997)
Total Centene stockholders' equity	19,953	26,410
Nonredeemable noncontrolling interest	80	90
Total stockholders' equity	20,033	26,500
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$76,747	$82,445

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Premium	$43,978	$35,519	$171,556	$142,303
Service	749	777	3,025	3,202
Premium and service revenues	44,727	36,296	174,581	145,505
Premium tax	4,998	4,509	20,196	17,566
Total revenues	49,725	40,805	194,777	163,071
Expenses:
Medical costs	41,489	31,809	157,702	125,707
Cost of services	680	688	2,670	2,729
Selling, general and administrative expenses	3,370	3,231	12,904	12,400
Depreciation expense	160	141	590	549
Amortization of acquired intangible assets	169	173	685	692
Premium tax expense	5,089	4,588	20,538	17,806
Impairment	513	—	7,311	13
Total operating expenses	51,470	40,630	202,400	159,896
Earnings (loss) from operations	(1,745)	175	(7,623)	3,175
Other income (expense):
Investment and other income	369	344	1,572	1,784
Debt extinguishment	1	—	1	—
Interest expense	(168)	(172)	(678)	(702)
Earnings (loss) before income tax	(1,543)	347	(6,728)	4,257
Income tax (benefit) expense	(443)	67	(51)	963
Net earnings (loss)	(1,100)	280	(6,677)	3,294
(Earnings) loss attributable to noncontrolling interests	(1)	3	3	11
Net earnings (loss) attributable to Centene Corporation	$(1,101)	$283	$(6,674)	$3,305

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$(2.24)	$0.57	$(13.53)	$6.33
Diluted earnings (loss) per common share	$(2.24)	$0.56	$(13.53)	$6.31

Weighted average number of common shares outstanding:
Basic	491,533	500,424	493,116	521,790
Diluted	491,533	501,978	493,116	523,744

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net earnings (loss)	$(6,677)	$3,294
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities
Depreciation and amortization	1,275	1,241
Stock compensation expense	204	212
Impairment	7,311	13
(Gain) on debt extinguishment	(1)	—
Deferred income taxes	(60)	13
(Gain) loss on divestitures, net	(2)	(120)
Changes in assets and liabilities
Premium and trade receivables	1,480	(4,333)
Other assets	(230)	46
Medical claims liabilities	2,336	368
Unearned revenue	80	(54)
Accounts payable and accrued expenses	(657)	(528)
Other long-term liabilities	(46)	(70)
Other operating activities, net	75	72
Net cash provided by operating activities	5,088	154
Cash flows from investing activities:
Capital expenditures	(767)	(644)
Purchases of investments	(4,541)	(7,183)
Sales and maturities of investments	5,780	5,785
Divestiture proceeds, net of divested cash	—	990
Net cash provided by (used in) investing activities	472	(1,052)
Cash flows from financing activities:
Proceeds from long-term debt	750	1,300
Payments and repurchases of long-term debt	(1,895)	(622)
Common stock repurchases	(475)	(3,124)
Proceeds from common stock issuances	37	46
Purchase of noncontrolling interest	(19)	—
Other financing activities, net	(19)	(6)
Net cash (used in) financing activities	(1,621)	(2,406)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	8
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	3,939	(3,296)
Cash and cash equivalents reclassified (to) from held for sale	(138)	—
Cash, cash equivalents and restricted cash and cash equivalents, beginning of period	14,156	17,452
Cash, cash equivalents and restricted cash and cash equivalents, end of period	$17,957	$14,156
Supplemental disclosures of cash flow information:
Interest paid	$647	$688
Income taxes paid, net	$448	$1,002

The following table provides a reconciliation of cash, cash equivalents and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	December 31,
	2025	2024
Cash and cash equivalents	$17,888	$14,063
Restricted cash and cash equivalents, included in restricted deposits	69	93
Total cash, cash equivalents and restricted cash and cash equivalents	$17,957	$14,156

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2025	2025	2025	2025	2024
MEMBERSHIP
Traditional Medicaid (1)	10,932,600	11,115,400	11,227,400	11,369,400	11,408,100
High Acuity Medicaid (2)	1,585,800	1,591,000	1,592,300	1,589,400	1,595,400
Total Medicaid	12,518,400	12,706,400	12,819,700	12,958,800	13,003,500
Marketplace	5,541,400	5,828,100	5,862,800	5,626,000	4,382,100
Individual and Commercial Group (3)	452,500	447,900	449,700	448,200	431,400
Total Commercial	5,993,900	6,276,000	6,312,500	6,074,200	4,813,500
Medicare (4)	1,002,600	1,013,200	1,026,900	1,043,200	1,110,900
Medicare PDP	8,118,600	7,972,500	7,845,800	7,867,800	6,925,700
Total at-risk membership	27,633,500	27,968,100	28,004,900	27,944,000	25,853,600
TRICARE eligibles	—	—	—	—	2,747,000
Total	27,633,500	27,968,100	28,004,900	27,944,000	28,600,600

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS and MMP Duals.
(3)	Membership includes Commercial Group, ICHRA and Other Off-Exchange Individual.
(4)	Membership includes Medicare Advantage and Medicare Supplement.

NUMBER OF EMPLOYEES	61,100	60,900	60,300	60,400	60,500

DAYS IN CLAIMS PAYABLE	46	48	47	49	53

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$37,289	$37,574	$36,403	$35,922	$34,433
Unregulated	1,478	1,259	1,086	1,042	1,071
Total	$38,767	$38,833	$37,489	$36,964	$35,504

DEBT TO CAPITALIZATION	46.5%	45.5%	39.0%	39.5%	41.2%

OPERATING RATIOS	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
HBR	94.3%	89.6%	91.9%	88.3%
SG&A expense ratio	7.5%	8.9%	7.4%	8.5%
Adjusted SG&A expense ratio	7.5%	8.9%	7.4%	8.5%

HBR BY PRODUCT	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Medicaid	93.0%	93.4%	93.7%	92.5%
Commercial	95.4%	81.8%	87.9%	77.3%
Medicare (5)	96.1%	86.7%	92.0%	88.7%

(5)	Medicare includes Medicare Advantage, Medicare PDP and Medicare Supplement.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2024	$18,308
Less: Reinsurance recoverables	65
Balance, December 31, 2024, net	18,243
Incurred related to:
Current period	160,109
Prior periods	(2,315)
Total incurred	157,794
Paid related to:
Current period	140,691
Prior periods	14,677
Total paid	155,368
Plus: Premium deficiency reserve	(92)
Plus: Divestitures	(109)
Balance, December 31, 2025, net	20,468
Plus: Reinsurance recoverables	76
Balance, December 31, 2025	$20,544

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior periods" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Additionally, approximately $93 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior periods" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior periods" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third-party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2024, and prior.